Exhibit 99.1

Elephant Talk Communications Signs Binding Agreement with Cross River Advisors to Divest ValidSoft for $12.5 Million

Restructuring On Track as Company Seeks to Bring Costs in Line With Current Revenues

NEW YORK, Feb. 18, 2016 /PRNewswire/ -- Elephant Talk Communications Corp. (NYSE MKT: ETAK) (“ET” or the “Company”), a provider of cloud-based mobile network solutions today announced the signing of a binding letter agreement (the “Agreement”) with Cross River Initiatives LLC (“Cross River”) to divest ValidSoft for a total consideration of $12.5 million.

Hal Turner, Executive Chairman of the Board of ET, commented, “We are pleased to have reached a binding agreement with Cross River for the divestiture of ValidSoft. The closing of this transaction will significantly strengthen our balance sheet and provide working capital to complete our restructuring and pursue key growth opportunities. We see tremendous opportunity in ValidSoft’s secure biometric technology and intend to commercialize it, going forward, through the perpetual, royalty-free license that we expect to retain as part of the transaction. We want to thank our loyal shareholders for their patience and support during our restructuring.”

On January 19, 2016, a $500,000 advance was paid to ET, by Cross River, for their proposed purchase of ValidSoft (structured as a loan (“Loan”) if the transaction did not proceed).. As part of a binding letter agreement signed February 17, 2016, Cross River will wire transfer $8 million to ET no later than March 21, 2016, and will issue a $4 million short-term secured note in favor of ET for the balance of the purchase price. Cross River will use all possible efforts to complete a second advance payment to ET of $1.5 million before February 29, 2016, which, if paid, will serve to reduce the $8,000,000 cash payable, due upon closing. Effective as of the date of the Agreement, the existing Loan will be applied by ET towards to the purchase price of ValidSoft and will be non-refundable in the event that the ValidSoft sale transaction fails to close before 21 March 2016 (or at all) for reasons attributable to Cross River’s failure to adhere to the terms of the Agreement, in which case such cash will be rolled into ET’s PIPE placement.

Effective 1 February 2016, Cross River has agreed to assume all actual working capital and general business expenses of ValidSoft. Any and all working capital payments will be non-refundable in the event that the Transaction fails to close before 21 March 2016 (or at all) for reasons attributable to Cross River’s failure to adhere to the terms of the binding letter agreement, in which case such cash will likewise be rolled into ET’s PIPE placement. Additionally, ET, ValidSoft and Cross River agree that they will negotiate a perpetual, royalty-free license to ValidSoft’s Device Trust™ and User Authentication™ solutions, including in particular a right to incorporate such technologies into ET’s mobile telecommunications-cloud platform - including the right to resell such technologies through its platform.

As previously announced, the Company is undergoing a restructuring of its operations to bring costs in line with current revenues and these actions have involved significant headcount reductions, executive management changes and new board members. The Company has accepted the resignations of two longstanding board members, Mr. Carl Stevens and Mr. Francisco Ros, who have both stepped down for personal reasons. Mr. Turner commented, “Although the divestiture has taken a little longer than we had initially anticipated, we are pleased with the overall restructuring and we can see a clear path towards sustainability and future profitable growth. We would like to thank both Mr. Stevens and Dr. Ros for their longstanding service as independent board members and wish them well in their future endeavors.”

About Elephant Talk Communications Corp.:

Elephant Talk Communications Corp. (NYSE MKT: ETAK) has developed a proprietary software and telecoms platform to provide cloud-based mobile network solutions to Communications Services Providers (MNOs, MVNOs), Enterprise, Government/Education Organizations, Application/Content and Retail Providers.

Elephant Talk was founded by experienced software and telecom professionals to commercialize its pure software-based telecom platform (long before Software Defined Networks (SDN) and network function virtualization (NFV) were recognized concepts). The Company deployed its first virtual network (MVNO) platform for a major mobile carrier in 2008. Elephant Talk’s turnkey mobile services platform is capable of supporting millions of subscribers. The new Executive Management team enhances the Company with a wealth of experience in the telecoms, software and technology sectors and has a proven track record in achieving rapid, financial and commercial growth. Please visit www.elephanttalk.com for more information.

About ValidSoft UK Ltd.:

ValidSoft, a subsidiary of Elephant Talk Communications Corp., secures transactions using personal authentication and device assurance. We enable our customers to enhance their security while improving their user experience, utilizing our multi-factor authentication platform, Voice Biometric engine and Device Trust technology, all of which may be used as ’stand-alone’ or integrated into multi-vendor solutions. ValidSoft serves multiple clients across the financial services, government and enterprise sectors and is the only company to have been granted four European Privacy Seals, reflecting its commitment to strong data privacy. Visit: www.validsoft.com.

Forward-Looking Statements:

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Elephant Talk’s plans and objectives, projections, expectations and intentions (including, without limitation, Elephant Talk’s plans in regard to its ValidSoft subsidiary). These forward-looking statements are based on current expectations, estimates and projections about Elephant Talk’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Elephant Talk may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Elephant Talk also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested in Elephant Talk’s filings with the Securities and Exchange Commission, copies of which are available from the SEC or may be obtained upon request from Elephant Talk.

Investor Contact:

Capital Markets Group, LLC

Alan Sheinwald or Valter Pinto

PH: (914) 669-0222

valter@capmarketsgroup.com

www.CapMarketsGroup.com